EXHIBIT 11






                   TALLEY INDUSTRIES, INC. AND SUBSIDIARIES
                      Computation of Earnings Per Common
                         and Common Equivalent Share
                    (thousands, except per share amounts)




                                        THREE MONTHS ENDED MARCH 31,
                                           1 9 9 5             1 9 9 4
                                                 Fully               Fully
                                     Primary    Diluted   Primary   Diluted

  Loss before extraordinary gain     $(3,887)   $(3,887)  $  (506)  $  (506)

  Preferred stock dividend                 -          -      (542)     (542)

    Loss before extraordinary gain   $(3,887)   $(3,887)  $(1,048)  $(1,048)


  Extraordinary gain                   7,261      7,261         -         -

    Net earnings (loss)              $ 3,374    $ 3,374   $(1,048)  $(1,048)


  Average common shares
    outstanding during period         14,005     14,005    10,018    10,018

  Shares for computation              14,005     14,005    10,018    10,018


  Earnings (loss) per share:

    Before extraordinary gain         $ (.28)    $ (.28)   $ (.10)   $ (.10)
    Extraordinary gain                   .52        .52         -         -

      Net earnings (loss)             $  .24     $  .24    $ (.10)   $ (.10)




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